Exhibit 10.40

DaVita Inc.

Change in Control Bonus Program

I.	Purpose

The purpose of the bonus program is to ensure the continued dedication of employees to DaVita Inc. (the “Company”) and its subsidiaries, through additional assurances of financial and employment security in the event of a Change in Control of the Company.

II.	Eligible Employees

a.	Only Eligible Employees may participate in the bonus program.

b.	Eligible Employees are those employees who were either full-time or part-time benefit eligible employees for the entire 12-month period preceding the Change in Control and who are employed by the Company on the date of the Change in Control. An approved leave of absence will count towards the 12-month period for eligibility. Employees who have received stock options for a total of 50,000 or more shares of the Company’s stock (without regard to vesting) are disqualified as Eligible Employees.

c.	Employees who are represented by a union are not Eligible Employees unless this bonus program is expressly included within their collective bargaining agreement.

d.	Employees employed in units we manage but do not own are eligible to participate in this program if they meet the above criteria.

e.	Employees employed in units in which we are a minority partner are eligible to participate in this program if they meet the above criteria.

III.	Qualifying Change in Control

“Change in Control” shall mean:

a.	Any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

b.	Any merger or consolidation or reorganization in which the Company does not survive, or

c.	Any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or

d.	Any transaction in which more than 50% of the Company’s assets are sold,

provided, however, that no transaction contemplated by clauses a through d above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction, and, further provided, that, if both (x) and (y) are satisfied immediately after such transaction, but the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction does not remain as the Chief Executive Officer or Executive Chairman of the Board of Directors of the Acquiror for a full year after the transaction, then a Change in Control shall be deemed to occur on the first date on which such person is no longer the Chief Executive Officer or Executive Chairman of the Board of Directors of the Acquiror.

IV.	Determination of Bonus Amount

a.	The aggregate bonus is to equal 4% of the premium realized in the Change in Control transaction, measured from the closing price per share of the Company’s stock on March 29, 2000 (as adjusted for stock-splits) of $1.7917. For example:

1.	If the Change in Control is a purchase of the Company’s outstanding stock for cash, the aggregate bonus shall equal 4% of the product of (x) the difference between the cash purchase price per share and $1.7917 and (y) the total shares outstanding on the date of the Change in Control.

2.	If the Change in Control is a stock-for-stock transaction, the aggregate bonus shall equal 4% of the product of (x) the difference between the market value of the stock received per share of Company stock and $1.7917 and (y) the total shares outstanding on the date of the Change in Control.

b.	The calculation of the premium realized shall be approved by the Company’s Board of Directors.

c.	The allocation of the aggregate bonus amount among individual Eligible Employees will be reasonably determined by the Company’s Chief Executive Officer and confirmed by the Company’s Board of Directors.

V.	Bonus Payment Terms

a.	Bonus to be paid within 30 days after Change in Control.

b.	The bonus will be paid to an Eligible Employee’s estate if he or she dies before payment is required, with no change in the payment date.

c.	The bonus will be paid in a lump-sum cash payment.

d.	Eligible Employees who receive a Change in Control bonus will be required to sign a release agreement, which includes a nondisparagement clause, as a condition precedent to receiving any bonus payment under this program.

VI.	Miscellaneous

a.	The Company shall have the right, in its sole discretion, pursuant to action by the Board of Directors of the Company, to terminate this program at any time or to amend this program in any respect; provided, however, that no termination of the program or amendment which is adverse to the interests of any Eligible Employee may be made after a transaction contemplated by clauses a through d of the definition of Change in Control has occurred until it can be determined that, due to the satisfaction of clauses (x) and (y) contained in the proviso to the definition of Change in Control, such transaction will not result in a Change in Control; and provided further, that on and after a Change in Control, this program may not be amended in a manner which is adverse to the interests of any Eligible Employee and may not be terminated prior to the payment of all amounts payable to Eligible Employees hereunder as a result of such Change in Control. To the extent applicable, this program is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by an Eligible Employee in connection with the program is guaranteed and each Eligible Employee shall be responsible for any taxes imposed on him or her in connection with the program.

b.	This program shall be governed by and construed in accordance with the laws of the State of Delaware.

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